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                                                                    EXHIBIT 11.1

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE

In accordance with the disclosure requirements of SFAS 128, a reconciliation of the numerator and denominator of basic and diluted EPS is provided below.

             (Unaudited and in thousands, except per share amounts)



                                                 Three Months Ended
                                                 ------------------
Numerator - Basic and Diluted EPS:     September 30, 1999     September 30, 1998
                                       ------------------     ------------------
       Net income                                 $ 3,422               $ 5,755

Denominator - Basic EPS:
       Common stock outstanding                    33,231                33,229

                                                  -------               -------
Basic earnings per share                          $  0.10               $  0.17
                                                  =======               =======
Denominator - Diluted EPS:
       Demoninator - basic EPS                     33,231                33,229
Effect of dilutive securities
       Common stock options                         1,184                 1,183
                                                  -------               -------

Diluted shares outstanding                         34,415                34,412

                                                  -------               -------
Diluted earnings per share                        $  0.10               $  0.17
                                                  =======               =======